Exhibit 99.1

MATERION CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2016 FINANCIAL RESULTS AND PROVIDES 2017 EARNINGS GUIDANCE

MAYFIELD HEIGHTS, Ohio - February 17, 2017 - Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2016 financial results.

▪
Diluted earnings per share for the fourth quarter and full year of 2016 were $0.33 and $1.27, respectively. Adjusted earnings per share, diluted, for the fourth quarter and full year of 2016 were $0.28 and $1.32, respectively, in line with the Company’s guidance.

▪
Net sales for the fourth quarter of 2016 were $234.3 million compared to $214.0 million for the fourth quarter of 2015. Value-added sales for the fourth quarter of 2016 were $145.1 million, an increase of 1% compared to the fourth quarter of 2015 value-added sales.

▪	Value-added sales from new products in the fourth quarter of 2016 totaled $25.7 million, a 47% increase compared to value-added sales of new products in the fourth quarter of 2015.

▪	The Company provides full year 2017 earnings guidance of $1.45 - $1.60 per share, diluted.

FOURTH QUARTER 2016 RESULTS

Net sales for the fourth quarter of 2016 were $234.3 million, compared to $214.0 million for the fourth quarter of 2015. Value-added sales for the fourth quarter of 2016 were $145.1 million, an increase of 1%, compared to $143.4 million for the fourth quarter of 2015.

The year-over-year increase in value-added sales in the fourth quarter of 2016 is primarily due to double-digit growth in value-added sales into our two largest end markets, consumer electronics and industrial components. The increase in both markets was driven by new product sales combined with year-over-year end market demand improvement. New product value-added sales totaled $25.7 million in the fourth quarter of 2016, a 47% increase from fourth quarter 2015 levels. This growth was offset by a decline in medical end market sales and a lack of raw material beryllium hydroxide sales in the fourth quarter of 2016. Medical end market sales decreased as our largest blood glucose test strip customer began to transition from its legacy product to a next-generation product. The Company was the primary supplier of the legacy product and fully anticipates being a critical supplier of the next-generation product. However, the customer’s product transition will cause a temporary disruption in our sales volume.

Net income in the fourth quarter of 2016 totaled $6.8 million, or $0.33 per share, diluted, compared to $6.7 million, or $0.33 per share, diluted, in the fourth quarter of 2015. Adjusted earnings for the fourth quarter of 2016, which excludes an asset impairment charge for the planned closure of our service center in Fukaya, Japan, acquisition costs, and a nonrecurring foreign tax credit, totaled $5.8 million, or $0.28 per share, diluted, as compared to $7.2 million, or $0.36 per share, diluted, in the fourth quarter of 2015. The decrease in adjusted earnings is due primarily to a $1.2 million decrease in foreign exchange hedge gains and an increase in stock-based compensation expense, primarily related to the Company’s stock price appreciation during the fourth quarter of 2016.

FULL-YEAR 2016 RESULTS

Net sales for the full-year of 2016 were $969.2 million compared to net sales of $1.0 billion for 2015. Value-added sales for 2016 were $599.9 million, as compared to $617.2 million for 2015.

The $17.3 million, or 3%, decrease in value-added sales year over year was driven by lower raw material beryllium hydroxide sales of $12.4 million, continued weakness in the energy end market, and the decline in medical end market sales experienced during the fourth quarter of 2016. These headwinds were offset by 4.5% growth in our largest end market, consumer electronics, as well as growth in other select end markets such as defense and telecommunications infrastructure, both of which benefited from successful new product launches. Overall, new product sales were 14% of total value-added sales in 2016 as compared to 12% of total value-added sales in 2015.

Net income in 2016 totaled $25.7 million, or $1.27 per share, diluted, compared to $32.2 million, or $1.58 per share, diluted, in 2015. Adjusted earnings for 2016, which exclude acquisition costs, an asset impairment charge, legacy legal and environmental expenses, and nonrecurring foreign tax credits, totaled $26.6 million, or $1.32 per share, diluted, as compared to $32.7 million, or $1.60 per share, diluted, in 2015. Adjusted earnings decreased as the Company realized $6.2 million of foreign currency hedge gains in 2015 that were not realized in 2016. Additionally, lower sales volumes in 2016 as compared to 2015 were partially offset by new product sales growth and improved manufacturing yields.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “Despite a challenging 2016 brought on by weakness in several of our key end markets and the continued strength of the U.S. dollar, we still managed to deliver results in line with the annual earnings guidance we provided at the beginning of 2016. We delivered this performance by continuing our focus on introducing new products, combined with cost reduction initiatives. We are excited as we enter into 2017 and prepare for the integration of the Heraeus high-performance target materials business scheduled to close later in the first quarter of 2017. This acquisition, combined with growth in several key end markets, is forecast to deliver profitable growth in 2017.”

BUSINESS SEGMENT REPORTING

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the fourth quarter of 2016 were $95.5 million versus net sales of $90.3 million in the fourth quarter of 2015. Value-added sales were $83.2 million in the fourth quarter of 2016, up 6% compared to $78.4 million in the fourth quarter of 2015. The increase in value-added sales was due to stronger demand in several key end markets, particularly consumer electronics, telecommunications infrastructure, and industrial components, which more than offset the absence of raw material beryllium hydroxide sales in the fourth quarter of 2016.

Operating profit for the fourth quarter of 2016 was $0.5 million, which included a $2.6 million non-cash asset impairment charge for Fukaya, Japan. Excluding this charge, adjusted operating profit for the fourth quarter of 2016 was $3.1 million, a 7% increase over 2015 fourth quarter operating profit of $2.9 million. Value-added sales growth drove the adjusted operating profit expansion, despite the absence of a $1.2 million foreign exchange hedge gain which was recognized in the prior-year fourth quarter.

Advanced Materials

Advanced Materials’ net sales for the fourth quarter of 2016 were $108.3 million, which compares to fourth quarter of 2015 net sales of $87.4 million. Value-added sales for the fourth quarter of 2016 were $41.2 million, compared to $39.8 million for the fourth quarter of 2015. The 4% increase in fourth quarter value-added sales year over year was primarily due to stronger sales into the consumer electronics and industrial components end markets.

Operating profit for the fourth quarter of 2016 was $5.5 million, up 22% compared to operating profit of $4.5 million in the fourth quarter of 2015. The increase in operating profit was due to sales volume growth and improved product mix.

Precision Coatings

Precision Coatings’ net sales for the fourth quarter of 2016 were $30.5 million versus net sales of $36.4 million for the fourth quarter of 2015. Value-added sales for the fourth quarter of 2016 were $22.2 million, compared to value-added sales of $26.4 million for the same period of 2015. The decrease in value-added sales was due to lower sales into the medical end market, as a significant customer who manufactures blood glucose test strips began transitioning to a next-generation product.

Precision Coatings’ operating profit for the fourth quarter of 2016 was $1.8 million, or 8% of value-added sales, a decrease compared to $3.0 million in the same period of the prior year primarily due to the aforementioned customer product transition.

Other

The Other segment includes unallocated corporate costs, which totaled $4.2 million in 2016 versus $2.3 million in 2015. Excluding special items for acquisition costs and legacy environmental reserves, adjusted corporate costs were $3.2 million in 2016 versus $1.6 million in 2015. The increase was primarily due to higher stock-based compensation expense year over year related to stock price appreciation during the fourth quarter of 2016.

OUTLOOK

At a macroeconomic level, we are cautiously optimistic about 2017 based on the year-over-year sales growth experienced in the second half of 2016 in several key end markets. For example, we believe that the oil and gas exploration market has bottomed out based on our review of key indicators, and we expect modest growth in 2017. In addition, we began to experience an increase in demand for products into the industrial components end market, both year over year and sequentially, in the fourth quarter of 2016.

However, there continues to be general uncertainty regarding the future economic impact of potential U.S. policy changes due to the new presidential administration. In addition, the exact timing of our customer’s transition from the legacy ‘sole-sourced’ product to the next-generation blood glucose test strip material, which will be shared with another supplier, and demand for raw material beryllium hydroxide remain uncertain.

With the combination of these growth initiatives and headwinds, we expect our continued focus on new products, cost reduction initiatives, and the acquisition and integration of Heraeus’ high-performance target materials business to more than offset near-term challenges. Based on these factors, Materion forecasts full-year 2017 earnings to be in the range of $1.45 to $1.60 per share. The mid-point of the earnings range represents an approximate 15% growth over 2016 adjusted earnings.

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Standard Time, February 17, 2017. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until March 4, 2017 by dialing (877) 481-4010 or (919) 882-2331; please reference Replay ID Number 10201. The call will also be archived on the Company’s website.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and other litigation claims, legacy environmental costs, acquisition costs, certain income tax items, or other non-routine costs that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates, and margins for 2017;

▪	Our ability to successfully complete and effectively integrate the acquisition of the principal portion of the high-performance target materials business of Heraeus;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, defense, automotive electronics, telecommunications infrastructure, energy, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪	Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates,

exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities, and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures; and

▪	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2015.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:
Stephen F. Shamrock                Patrick S. Carpenter
(216) 383-4010                    (216) 383-6835
stephen.shamrock@materion.com        patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

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Mayfield

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income

	Fourth Quarter Ended		Year Ended
(In thousands except per share amounts)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$234,330	$214,039	$969,236	$1,025,272
Cost of sales	190,285	170,944	785,773	834,492
Gross margin	44,045	43,095	183,463	190,780
Selling, general, and administrative expense	32,582	28,363	129,683	129,941
Research and development expense	2,942	3,361	12,802	12,796
Other — net	4,877	3,307	13,874	2,775
Operating profit	3,644	8,064	27,104	45,268
Interest expense — net	372	557	1,789	2,450
Income before income taxes	3,272	7,507	25,315	42,818
Income tax (benefit) expense	(3,506)	792	(425)	10,660
Net income	$6,778	$6,715	$25,740	$32,158
Basic earnings per share:
Net income per share of common stock	$0.34	$0.34	$1.29	$1.60
Diluted earnings per share:
Net income per share of common stock	$0.33	$0.33	$1.27	$1.58
Cash dividends per share	$0.095	$0.090	$0.375	$0.355
Weighted-average number of shares of common stock outstanding:
Basic	19,944	20,002	19,983	20,097
Diluted	20,287	20,278	20,213	20,402

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

(Thousands)	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$31,464	$24,236
Accounts receivable	100,817	97,236
Inventories	200,865	211,820
Prepaid and other current assets	12,138	12,799
Total current assets	345,284	346,091
Long-term deferred income taxes	39,409	25,743
Property, plant, and equipment	861,267	833,834
Less allowances for depreciation, depletion, and amortization	(608,636)	(570,205)
Property, plant, and equipment—net	252,631	263,629
Intangible assets	11,074	13,389
Other assets	5,950	6,716
Goodwill	86,950	86,725
Total Assets	$741,298	$742,293
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$733	$8,990
Accounts payable	32,533	31,888
Salaries and wages	29,885	27,494
Other liabilities and accrued items	21,340	22,035
Income taxes	4,781	2,373
Unearned revenue	1,105	3,695
Total current liabilities	90,377	96,475
Other long-term liabilities	17,979	18,435
Retirement and post-employment benefits	91,505	92,794
Unearned income	41,369	45,953
Long-term income taxes	2,100	1,293
Deferred income taxes	274	110
Long-term debt	3,605	4,276
Shareholders’ equity	494,089	482,957
Total Liabilities and Shareholders’ Equity	$741,298	$742,293

Attachment 3
Materion Corporation and Subsidiaries
Years Ended December 31, 2016 and 2015
Consolidated Statements of Cash Flows

(Thousands)	2016	2015
Cash flows from operating activities:
Net income	$25,740	$32,158
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	45,651	37,817
Amortization of deferred financing costs in interest expense	666	654
Stock-based compensation expense (non-cash)	3,174	5,491
(Gain) loss on sale of property, plant, and equipment	(648)	768
Deferred tax (benefit) expense	(9,010)	4,368
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(4,096)	14,777
Decrease (increase) in inventory	10,791	19,372
Decrease (increase) in prepaid and other current assets	658	2,139
Increase (decrease) in accounts payable and accrued expenses	2,758	(17,989)
Increase (decrease) in unearned revenue	(2,590)	(1,184)
Increase (decrease) in interest and taxes payable	2,511	(910)
Increase (decrease) in long-term liabilities	(684)	(8,923)
Other-net	(7,747)	1,690
Net cash provided from operating activities	67,174	90,228
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(27,177)	(29,505)
Payments for mine development	(9,861)	(22,585)
Proceeds from sale of property, plant, and equipment	1,433	58
Payments for acquisition	(1,750)	—
Net cash (used in) investing activities	(37,355)	(52,032)
Cash flows from financing activities:
Repayment of short-term debt	(8,305)	(653)
Proceeds from issuance of long-term debt	10,000	78,000
Repayment of long-term debt	(10,694)	(88,000)
Principal payments under capital lease obligations	(736)	(759)
Cash dividends paid	(7,496)	(7,132)
Deferred financing fees	(1,000)	(838)
Repurchase of common stock	(3,798)	(7,129)
Tax (expense) benefit from stock compensation realization	(83)	416
Net cash (used in) financing activities	(22,112)	(26,095)
Effects of exchange rate changes	(479)	(1,015)
Net change in cash and cash equivalents	7,228	11,086
Cash and cash equivalents at beginning of period	24,236	13,150
Cash and cash equivalents at end of period	$31,464	$24,236

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales

	Fourth Quarter Ended				Year Ended
(Millions)	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Net Sales
Performance Alloys and Composites	$95.5		$90.3		$387.5		$394.8
Advanced Materials	108.3		87.4		437.2		482.3
Precision Coatings	30.5		36.4		144.5		148.4
Other	—		—		—		(0.2)
Total	$234.3		$214.0		$969.2		$1,025.3

Less: Pass-through Metal Cost
Performance Alloys and Composites	$12.3		$11.9		$55.5		$59.7
Advanced Materials	67.1		47.6		260.9		299.5
Precision Coatings	8.3		10.0		46.8		46.6
Other	1.5		1.2		6.1		2.3
Total	$89.2		$70.7		$369.3		$408.1

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$83.2		$78.4		$332.0		$335.1
Advanced Materials	41.2		39.8		176.3		182.8
Precision Coatings	22.2		26.4		97.7		101.8
Other	(1.5)		(1.2)		(6.1)		(2.5)
Total	$145.1		$143.4		$599.9		$617.2

Gross Margin		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$19.0	23%	$17.9	23%	$73.6	22%	$84.6	25%
Advanced Materials	16.7	41%	15.5	39%	71.6	41%	72.1	39%
Precision Coatings	7.6	34%	9.1	34%	37.8	39%	34.1	33%
Other	0.8	—	0.6	—	0.5	—	—	—
Total	$44.1	30%	$43.1	30%	$183.5	31%	$190.8	31%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$0.5	1%	$2.9	4%	$6.6	2%	$23.6	7%
Advanced Materials	5.5	13%	4.5	11%	26.3	15%	27.8	15%
Precision Coatings	1.8	8%	3.0	11%	11.6	12%	7.5	7%
Other	(4.2)	—	(2.3)	—	(17.4)	—	(13.6)	—
Total	$3.6	2%	$8.1	6%	$27.1	5%	$45.3	7%

	Fourth Quarter Ended				Year Ended
(Millions)	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Special Items
Performance Alloys and Composites	$2.6		$—		$2.6		$—
Advanced Materials	—		—		—		—
Precision Coatings	—		0.1		—		1.4
Other	1.0		0.7		5.3		(0.9)
Total	$3.6		$0.8		$7.9		$0.5

Operating Profit Excluding Special Items		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$3.1	4%	$2.9	4%	$9.2	3%	$23.6	7%
Advanced Materials	5.5	13%	4.5	11%	26.3	15%	27.8	15%
Precision Coatings	1.8	8%	3.1	12%	11.6	12%	8.9	9%
Other	(3.2)	—	(1.6)	—	(12.1)	—	(14.5)	—
Total	$7.2	5%	$8.9	6%	$35.0	6%	$45.8	7%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales are a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability

	Fourth Quarter Ended		Year Ended
(Millions except per share amounts)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP as Reported
Net Sales	$234.3	$214.0	$969.2	$1,025.3
Operating profit	3.6	8.1	27.1	45.3
Net income	6.8	6.7	25.7	32.2
EPS - Diluted	$0.33	$0.33	$1.27	$1.58

Operating Profit Special Items
Cost reductions	$2.6	$0.1	$2.6	$1.9
Legacy legal & environmental costs (benefits)	—	0.7	1.4	(1.4)
Acquisition costs	1.0	—	3.9	—
Total operating profit special items	$3.6	$0.8	$7.9	$0.5
Operating Profit Special Items - net of tax	$2.3	$0.5	$5.1	$0.3
Tax Special Item	$(3.3)	$—	$(4.2)	$0.2

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$145.1	$143.4	$599.9	$617.2
Operating profit	7.2	8.9	35.0	45.8
Operating profit % of VA	5.0%	6.2%	5.8%	7.4%
Net income	5.8	7.2	26.6	32.7
EPS - Diluted	$0.28	$0.36	$1.32	$1.60

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, segment operating profit, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as cost reduction initiatives (i.e., asset impairment charges and severance), legacy legal and environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market

	Fourth Quarter Ended			Year Ended
(Millions)	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015	% Change
Materion Corporation
Consumer Electronics	$41.5	$35.9	15.6%	$168.7	$161.4	4.5%
Industrial Components	23.9	20.5	16.6%	90.3	94.4	(4.3)%
Defense	14.8	15.5	(4.5)%	56.1	49.4	13.6%
Medical	13.9	19.0	(26.8)%	68.1	73.1	(6.8)%
Automotive Electronics	12.1	10.7	13.1%	50.7	54.0	(6.1)%
Telecom Infrastructure	9.8	7.2	36.1%	37.7	35.1	7.4%
Energy	7.3	7.9	(7.6)%	31.7	37.4	(15.2)%
Other	21.8	26.7	(18.4)%	96.6	112.4	(14.1)%
Total	$145.1	$143.4	1.2%	$599.9	$617.2	(2.8)%
Performance Alloy and Composites
Consumer Electronics	$17.8	$12.8	39.1%	$68.2	$58.9	15.8%
Industrial Components	17.1	14.9	14.8%	64.1	69.9	(8.3)%
Defense	9.9	11.2	(11.6)%	36.2	31.1	16.4%
Medical	1.7	1.6	6.3%	7.5	6.3	19.0%
Automotive Electronics	11.3	10.2	10.8%	47.9	50.2	(4.6)%
Telecom Infrastructure	8.1	5.6	44.6%	29.8	25.9	15.1%
Energy	4.5	4.8	(6.3)%	19.7	22.8	(13.6)%
Other	12.8	17.3	(26.0)%	58.6	70.0	(16.3)%
Total	$83.2	$78.4	6.1%	$332.0	$335.1	(0.9)%
Advanced Materials
Consumer Electronics	$18.7	$17.9	4.5%	$81.1	$83.3	(2.6)%
Industrial Components	5.5	4.5	22.2%	22.1	20.8	6.3%
Defense	1.6	1.4	14.3%	6.5	6.4	1.6%
Medical	2.7	2.9	(6.9)%	11.4	11.2	1.8%
Automotive Electronics	—	—	—%	—	—	—%
Telecom Infrastructure	1.7	1.6	6.3%	7.9	9.2	(14.1)%
Energy	2.7	3.1	(12.9)%	12.0	14.6	(17.8)%
Other	8.3	8.4	(1.2)%	35.3	37.3	(5.4)%
Total	$41.2	$39.8	3.5%	$176.3	$182.8	(3.6)%
Precision Coatings
Consumer Electronics	$5.0	$5.2	(3.8)%	$19.5	$19.2	1.6%
Industrial Components	1.2	1.1	9.1%	4.0	3.6	11.1%
Defense	3.3	2.9	13.8%	13.5	11.9	13.4%
Medical	9.5	14.6	(34.9)%	49.2	55.6	(11.5)%
Automotive Electronics	0.8	0.5	60.0%	2.8	3.8	(26.3)%
Telecom Infrastructure	—	—	—%	—	—	—%
Energy	—	—	—%	—	—	—%
Other	2.4	2.0	20.0%	8.7	7.7	13.0%
Total	$22.2	$26.3	(15.6)%	$97.7	$101.8	(4.0)%

Eliminations	$(1.5)	$(1.1)		$(6.1)	$(2.5)